AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER
         -----------------------------------------------


          This Amendment No. 2 (this "Amendment") to the Agreement and Plan of Merger, dated as of March 3, 1994, as amended (the "Merger Agreement"), by and among TakeCare, Inc., a Delaware corporation (the "Company"), FHP International Corporation, a Delaware corporation ("Purchaser"), and FHP Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub"), is entered into as of May 25, 1994 by and among the Company, Purchaser and Merger Sub.

          The parties agree as follows:

          1. Section 4 of Exhibit C to the Merger Agreement is hereby amended to read in its entirety as follows:

          "SECTION 4. Dividends. Holders of Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Board out of funds of the Company legally available therefor, cash dividends at an annual rate of 5.00% per share of Convertible Preferred Stock, payable quarterly in arrears on [_____________], [_______________], [______________],
and [______________], of each year, commencing [_______________],
1994. Each dividend will be payable to holders of record as they appear on the books of the Company at the close of business on a record date, not more than 60 nor less than 15 days before the payment date, fixed by the Board. Dividends will be cumulative from the date of original issuance of the Convertible Preferred Stock. Dividends for each full dividend period will be computed by dividing the annual dividend rate by four. Dividends payable for any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Convertible Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends.

          "No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities (except dividends on Parity Securities paid in shares of Junior Securities) for any period unless full cumulative dividends to be paid hereunder prior to the date thereof shall have been paid or set apart for such payment on the Convertible Preferred Stock.
If full dividends are not so paid, the Convertible Preferred Stock shall share dividends pro rata with the Parity Securities according to the amount of dividends due and payable with respect to each. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities paid in additional shares of Junior Securities), and no Convertible Preferred Stock, Parity Securities or Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, nor shall the Company permit any corporation or entity directly or indirectly controlled by the Company to purchase any Convertible Preferred Stock, Parity Securities or Junior Securities, if full cumulative dividends to be paid hereunder prior to the date thereof have not been paid on the Convertible Preferred Stock. Notwithstanding the foregoing, the Company may (i) make redemptions, purchases or other acquisitions of Convertible Preferred Stock, Parity Securities or Junior Securities payable in Junior Securities or repurchases of Convertible Preferred Stock, Parity Securities or Junior Securities in the ordinary course of business pursuant to the terms of any current or future employee stock incentive plan or similar plan adopted by the Board and (ii) make redemptions of Rights (as defined in Section 6 below) distributed pursuant to the Rights Agreement (as defined in Section 6 below)."

          2. For the convenience of the parties hereto, this Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          3. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles.

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          IN WITNESS WHEREOF, this Amendment has been duly
executed and delivered by the duly authorized officers of the parties hereto as of May 25, 1994.


                              FHP INTERNATIONAL CORPORATION


                              By:  \s\ WESTCOTT W. PRICE III
                              Name:  Westcott W. Price III
                              Title: President


ATTEST:



By:  \s\ MICHAEL J. WEINSTOCK
Name:  Michael J. Weinstock
Title: Secretary


                              FHP SUB, INC.


                              By:  \s\ WESTCOTT W. PRICE III
                              Name:  Westcott W. Price III
                              Title: President


ATTEST:


By:  \s\ MICHAEL J. WEINSTOCK
Name:  Michael J. Weinstock
Title: Secretary



                              TAKECARE, INC.


                              By:  \s\ R. JUDD JESSUP
                              Name:  R. Judd Jessup
                              Title: President


ATTEST:


By:  \s\ DENNIS GATES
Name:  Dennis Gates
Title: Secretary